Exhibit 99.1
Hi Everyone,
As you know, the merger process with Prism Business Media is continuing as Penton is awaiting SEC approval on our proxy statement. Once that proxy is approved, we will go to our shareholders and ask them to vote the transaction. It is anticipated that the deal could close between late January and late February.
Once the deal closes, it has been decided that I will be leaving the merged company and John French will become the CEO. First let me congratulate John, and wish him the best of luck and success. As a former Penton executive, he understands our culture and people well and thus should be positioned to lead our company successfully.
Secondly, I’d like you to know that Wasserstein/MidOcean and I had many long discussions about my role with the company, and came to the same conclusion — that I am anxious and excited to try a new path of discovery and thus it was best for the business that we part ways. I have pledged to the new future owners of the business that I will be available to help in the integration when called upon. I make the same pledge to each of you, if you need to talk, brainstorm, or simply chat — I am available to you as well.
It is important to note that I still, and always will, care very much about each and every one of you. We have been through a lot together as we revived Penton and returned it to its place of glory in the business media industry. I have told everyone who would listen that we have the best team in the business. You are resilient, strong minded, creative, passionate and have a hunger to win. I feel honored and privileged to have had the pleasure of leading this team for the past several years.
Thank you for all your contributions, for your friendship and for your support.
And please stay in touch. I won’t be leaving until the deal closes and will get you my future contact information then.
Warmly,
David
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Important Legal Information:
This communication is being made in respect of the proposed merger involving Prism Business Media and Penton Media. In connection with the proposed merger, we will be filing a proxy statement for the stockholders of Penton and other documents regarding the proposed transaction with the Securities and Exchange Commission (“SEC”). Before making any voting or investment decision, Penton stockholders and investors are urged to read the proxy statement regarding the merger and> any other relevant documents carefully in their entirety when they become available because the documents will contain important information about the proposed transaction. The proxy statement and other documents filed by Penton will be available free of charge at the SEC’s website, www.sec.gov. The proxy statement and such other documents may also be obtained free of charge from Penton by directing such request to: Corporate Communications Department, Penton Media, Inc., The Penton Media Building, 1300 East Ninth Street, Cleveland, Ohio 44114-1503.
Penton and its directors, executive officers and other members of management may be deemed to participate in the solicitation of proxies in respect of the proposed transactions. Information regarding Penton’s directors and executive officers is available in its proxy statement for its 2006 annual meeting of stockholders, which was filed with the SEC on April 13, 2006. Additional information regarding the interests of such potential participants will be included in the merger-related proxy statement and the other relevant documents filed with the SEC when they become available.